Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made effective February 29, 2008 among PDG, P.A., a Minnesota professional corporation (“PDG”), Dentist Specialists of Minnesota, P.A., a Minnesota professional corporation, (“Dental Specialists” and collectively with PDG, the “PDG Parties”), American Dental Partners, Inc., a Delaware corporation (“ADPI”), and PDHC, LTD., a Minnesota corporation (“PDHC” and collectively with ADPI, the “ADPI Parties”). The PDG Parties and the ADPI Parties are hereinafter referred to as the “Parties”).

Background Information

A. The Parties, together with Northland Dental Partners, PLLC, fka James Ludke, D.D.S., PLLC, a Minnesota Professional limited liability company (“Northland”), are the parties to a Settlement Agreement dated December 26, 2007 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Parties and Northland (the “Settlement Parties”) settled various claims among the Settlement Parties, including those related to the Action, as defined in the Definitive Settlement Agreement having the same date as this Agreement among the Settlement Parties (the “Definitive Agreement”).

B. The PDG Parties and PDHC are also the parties to an Amended and Restated Service Agreement dated January 1, 1999, as amended in writing (the “Service Agreement”), pursuant to which PDHC had been providing certain services necessary for the day-to-day administration of the non-dental aspects of the PDG Parties’ dental practices. The Service Agreement has been terminated effective December 31, 2007. However, pursuant to the Settlement Agreement, PDHC has continued to provide certain of the same services it had provided under the Service Agreement, and PDG Parties have agreed to pay fees to PDHC and reimburse certain of PDHC’s expenses for such continued services. Although the terms related to those services and payments are in effect pursuant to the Settlement Agreement, the Parties are entering into this Agreement as contemplated by the Settlement Agreement to set forth more definitive terms related thereto. The Parties, together with Northland, intend that this Agreement, together with the Definitive Agreement, shall, as provided in Section 5(b) of this Agreement, supersede the Settlement Agreement.

Statement of Agreement

The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

Section 1. Definitions. As used in this Agreement, the terms identified below in this Section 1 shall have the respective meanings given to them in this section. Other capitalized terms are defined in other provisions of this Agreement and shall have the respective meanings given those terms in such other provisions. Any other capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given those terms in the Definitive Agreement.

“Clinics” shall mean: (a) the PDG Offices; and (b) each PDHC Office in which a PDG Doctor is currently practicing until, with respect to each such PDHC Office, the earlier of the Doctor Transition Date or the date on which no PDG Doctor is still practicing in that PDHC Office.

“Clinic Expenses” shall mean any of the following reasonable (with “reasonable” for purposes of this definition being determined with reference to historical practices and current market conditions) operating or non-operating expenses incurred by PDHC in the provision of Clinic Services to the PDG Parties or their Doctors, without any mark-up and net of any discounts, rebates and allowances historically allocated:

(a) The salaries, benefits, and other regular direct costs of all employees of PDHC performing Clinic Services at a Clinic, but excluding costs of any Resource Services indicated on Exhibit A, including the cost of services historically allocated as Clinic Expense and listed but not checked on Exhibit A, including without limitation the cost of group practice managers;

(b) Dental malpractice liability insurance expenses for PDHC employees, as applicable (but only if PDG Parties fail to provide such coverage for such PDHC employees); workers’ compensation premiums for PDHC employees at each Clinic; and comprehensive general liability insurance expenses covering each Clinic and employees of PDHC at each Clinic;

(c) The cost of laboratory services;

(d) The cost of dental supplies (including but not limited to products, substances, items, or dental devices), and office supplies;

(e) The expense of obtaining, leasing or using Clinics and related equipment, including without limitation utilities, depreciation, and repairs and maintenance;

(f) Personal property and intangible taxes assessed against PDHC’s assets which are provided or otherwise employed by PDHC for the benefit of the PDG Parties;

(g) Any tax assessed against PDHC (other than income taxes) in connection with the services provided by PDHC hereunder; and

(h) Any other cost or expense designated as a Clinic Expense pursuant to this Agreement or incurred by PDHC in connection with the provision of Clinic Services to the PDG Parties or their Doctors, but excluding any costs and expenses expressly excluded above.

“Clinic Services” shall mean the business, administrative, and management services, other than Resource Services, reasonably necessary for the operation of the Clinics on a basis generally consistent with the past practices of Parties prior to January 1, 2008, including without limitation the provision of supplies, support services, non-dentist personnel and office space, but subject to modifications resulting from the implementation of the Settlement Agreement, the Definitive Agreement, and this Agreement; provided that PDHC shall not be obligated to advance funds to PDG Parties for any purpose or provide additional equipment to the PDG Parties.

“Mixed Office” shall mean any PDHC Office in which a PDG Doctor is practicing or any PDG Office in which a Non-PDG Doctor is practicing. Such Offices of each Party and the other Party’s doctors practicing in those Offices as of the date of this Agreement are identified on the attached Exhibit B. An Office shall no longer be deemed to be a Mixed Office on the date that, in the case of a PDHC Office, no PDG Doctors are practicing in that office, and in the case of a PDG Office, no Non-PDG Doctors are practicing in that Office.

“Resource Services” shall mean those services identified on the attached Exhibit A. The items identified on such Exhibit A shall be generally understood as being those services associated with each topic on such exhibit as the same were provided by PDHC while the Service Agreement was in effect, subject to modifications resulting from the implementation of the Settlement Agreement, the Definitive Agreement, and this Agreement.

“Services” shall mean the Clinic Services and the Resource Services.

Section 2. PDHC Services.

(a) Clinic Services. ADPI Parties shall provide Clinic Services to the PDG Offices through the Closing Date, and, with respect to each PDG Doctor practicing in a PDHC Office, ADPI Parties shall provide Clinic Services until the earlier of Doctor Transition Date or the date on which such PDG Doctor is no longer practicing in that PDHC Office. Effective as of the Closing Date, the PDG Parties shall employ all of their own Clinic-based staff within the PDG Offices, and ADPI Parties will no longer provide any Clinic Services with respect to the PDG Offices. However, ADPI Parties will continue to provide Clinic Service to each PDG Doctor in each Clinic which is a PDHC Office until the earlier of the Doctor Transition Date or the date on which that PDG Doctor is no longer practicing in that Clinic.

(b) Resource Services.

(i) During the period of January and February 2008 (the “Initial Period”), ADPI Parties will provide to the PDG Parties those Resource Services identified on the attached Exhibit A as the “Initial Period Services”. For the balance of the Transition Period, ADPI Parties will provide to the PDG Parties at the PDG Offices the Resource Services identified on the attached Exhibit A as the “Full Transition Period Services”. For each Mixed Office, ADPI Parties shall provide the Full Transition Period Services identified on the attached Exhibit A through the earlier of the Doctor Transition Date or the date on which PDG Doctors are no longer practicing in that Clinic. As to any specific Resource Service (e.g., financial reporting, HR, payroll), PDG may, upon sixty (60) days’ advance written notice, terminate such service prior to September 30, 2008. Without limiting the specific Resource Services to be provided, ADPI Parties shall provide PDG Parties on a weekly basis with updated backup tapes, containing all PDG Party patient data and billing information; provided that PDG shall provide the tapes to be used for back-up.

(ii) As part of the Full Transition Period Services, APDI Parties shall reasonably cooperate with PDG Parties to allow PDG Parties to reasonable access all electronic information regarding their business and their patient information stored on PDHC’s own electronic information systems (the “PDG Business and Patient Data”).

(iii) As part of the Full Transition Period Services, ADPI Parties will provide PDG Parties with a full and complete copy of all of the PDG Business and Patient Data which is included in industry-standard electronic reports (the “Standard Reports”), both from time-to-time during the Full Transition Period Services period upon request by the PDG Parties (no more than once per week) and one final copy intended for cutover to the PDG Parties’ new systems. The copy shall be created under the process and standards described in subsection (iv) below. The ADPI Parties shall respond to a request for a copy during the Full Transition Services Period within five business days. All such copies must be a full and complete copy of such data in place on the ADPI Parties’ systems as of the run date. The Parties shall mutually agree upon the final cutover date copy in anticipation of the cutover to the PDG Parties’ own system; provided that the cutover date shall be September 30, 2008, unless PDG Parties provide ADPI Parties with at least sixty (60) days’ prior written notice of PDG Parties’ decision to have an earlier cutover date.

(iv) Promptly after the date of this Agreement, the Parties shall begin preparation for the data transfer. ADPI Parties will supply to PDG Parties a listing of all data elements in ADPI Parties’ proprietary Comdent system used to store the PDG Business and Patient Data and will inquire about the availability of the data elements for the applicable third party systems used by ADPI Parties. PDG Parties will then identify the data elements that PDG Parties require to be in the transferred data. For each delivery of the data described above, ADPI Parties will provide the copy of the PDG Business and Patient Data using the data elements required by the PDG Parties to the extent available. The PDG Business and Patient Data provided by ADPI Parties must contain all industry standard data elements needed to run a successful dental practice. Example categories of data included will be: patient demographics, patient insurance, patient appointments, patient treatment plans, patient services, patient payments and adjustments, insurance payments and adjustments, patient notes, and patient financial arrangements. Notwithstanding the foregoing, but subject to Section 2(b)(v) below, ADPI Parties will not be required to supply any data elements that are not currently available through existing reports unless such data elements can be supplied with relatively minor effort on the part of ADPI Parties. The transferred copy of the PDG Business and Patient Data will be provided as non-encrypted electronic images of Standard Reports. Upon mutual agreement between PDG Parties and ADPI Parties, PDG Business and Patient Data may also be provided in other industry standard formats such as comma delimited or fixed length files.

(v) If PDG Parties request reports or other work during the Transition Period (“Additional Work”) beyond that expressly required of ADPI Parties under Sections 2(b)(iii) and (iv), above, and such request is reasonable, feasible, and necessary to run a successful dental practice, but not in excess of what is customary in the industry generally (taking into consideration, without limitation, the timing of such request and resources available to ADPI Parties), then ADPI Parties shall exercise reasonable efforts to perform the Additional Work; provided that PDG Parties shall pay ADPI Parties’ fees at market rates for such Additional Work and reimburse ADPI Parties for all additional costs and expenses incurred by ADPI Parties in connection with the Additional Work. In addition, to the extent PDG Parties require any data extracts or downloads from a third party system used by ADPI Parties, such as HR Perspective for HRIS or Epicor Enterprise for general ledger, in a format other than that which can be readily provided by ADPI Parties without outside assistance from such third party, PDG Parties will have to obtain such formatted data from the vendor of that system at PDG Parties’ expense; provided, however, that ADPI Parties shall reasonably cooperate with PDG Parties’ efforts to obtain such data, including but not limited to providing reasonable access rights available to ADPI Parties and reasonable assistance in obtaining any necessary consents.

(vi) In performing the data transfer services described in subsections (iii) and (iv) above, in no event shall ADPI Parties be required to disclose to PDG Parties or any third party any of ADPI Parties’ proprietary information, including without limitation source code, subscripts or sub-routines used by PDHC in the operation of the Comdent software (the “PDHC Proprietary Code”), but ADPI Parties shall make use of any such PDHC Proprietary Code as may be necessary to extract the PDG Business and Patient Data as required above.

(vii) PDG Parties acknowledge that there is likely to be a loss of information or a diminishment of usability of information as it existed on PDHC’s systems prior to its transfer to the systems utilized by PDG Parties, and, notwithstanding the foregoing provisions of this Section 2(b), ADPI Parties shall have no obligation or liability for future issues related to data transferred, its conversion to new systems, or its use so long as ADPI Parties have fulfilled their obligations under Sections 2(b)(iii) through (vi).

(c) Cooperation. ADPI Parties shall provide the Services in a manner and within such timing as is generally consistent with the past practices of the Parties prior to January 1, 2006, subject to all modifications or limitations resulting from the terms of the Definitive Agreement or this Agreement and further subject to certain services having been assumed by PDG Parties subsequent to January 1, 2006. ADPI Parties shall not be required to allocate time or resources to those Services beyond that generally consistent with those past practices, and subject to such modifications. As an example only, and without limiting the foregoing, PDHC’s billings, collections and cash application processes shall be performed generally consistent with the past practices and service levels existing prior to the commencement of the Action, excluding the daily transfers and withdrawals PDHC made from the “Provider Account” (as such term is defined in the Service Agreement). PDG Parties shall cooperate in all reasonable respects with ADPI Parties in connection with its provisions of the Services pursuant to this Agreement. ADPI Parties shall not be required to perform any particular Service, and any related lack of performance shall be excused, if but only to the extent that ADPI Parties’ ability to perform such Service is adversely affected by the action of either PDG Party or any provision of the Settlement Agreement, Definitive Agreement or this Agreement that is inconsistent with the historic practices of the Parties prior to the Settlement Date. As an example only, and without limiting the foregoing, if PDHC does not have access to the PDG Parties’ financial information on the same basis (including timeliness of information) as prior to the Settlement Date, ADPI Parties’ Service may be adversely affected and therefore excused to the extent caused by the action of either PDG Party or any such agreement provision.

(d) Allocation of Inventory and Supplies. Effective as of the Doctor Transition Date with respect to each Mixed Office, the Parties shall determine the total dollar value of the dental supplies and inventory on hand and shall make a reasonable pro rata allocation of such inventory and supplies, based upon the average monthly Gross Production of the PDG Doctors in that Mixed Office from January 1, 2008 through the last date a PDG Doctor fully-vacates a Mixed Office, such that PDG Parties shall receive a reasonable pro rata allocation of the dollar value of such inventory and supplies based on the number of PDG Doctors in such Office relative to the number of other dentists practicing in that Mixed Office for the period preceding the Doctor Transition Date. Such allocation shall be paid in the form of a credit to the next payment due by PDG Parties of Clinic Expense pursuant to this Agreement, or if no subsequent payment of Clinic Expense is due, against a future Resource Services Fee.

Section 3. Payments.

(a) Payment for Clinic Expenses. Clinic Expenses payable by PDG Parties to PDHC shall be paid on a semi-monthly basis (not more often than bi-weekly) within five (5) business days of the receipt of an invoice from PDHC meeting the requirements of Section 3(b) below. To the extent PDG Parties reasonably and in good faith disputes a charge for Clinic Expenses, PDG Parties shall, (i) within five (5) business days of PDHC’s submission of its invoice for the applicable Clinic Expenses provide reasonably detailed written notice of such dispute identifying the charge then being disputed and the basis for the objection, (ii) remit to PDHC the undisputed amount of the applicable invoice for Clinic Expenses within the time specified within this Section 3(a), and (iii) cooperate in all reasonable respects with PDHC in resolving the disputed charge(s). Notwithstanding the foregoing, with respect to any Clinic Expenses that are known to both PDG Parties and ADPI Parties in advance and payable on a known date, including without limitation rent and other payments pursuant to leases, PDG Parties shall pay to PDHC the amount of such Clinic Expense not less than three (3) days prior to the date PDHC is obligated to pay the same. If any such amount payable in advance is not paid by PDG when due, such amount shall be deemed to be immediately due and payable to PDHC by PDG Parties. In addition, without limiting any other right or remedy available to PDHC, if PDG Parties fail to pay, or provide readily available funds for the payment of, any Clinic Expense to be paid or funded in advance by PDG Parties pursuant to this Agreement, PDHC shall not be obligated to pay that Clinic Expense until it is paid or funded by PDG Parties. The obligation of PDG Parties for payment of reimbursement of Clinic Expenses shall be a joint and several obligation of PDG and Dental Specialists.

(b) Notices for Clinic Expense. Each notice submitted by ADPI Parties to PDG Parties for payment or reimbursement of Clinic Expenses shall provide reasonable detail regarding such Clinic Expenses, including but not limited to invoices and reports provided by vendors and other third parties, and to the extent that notice includes Clinic Expenses incurred at Mixed Offices, the notice shall include a reasonably detailed allocation, including reasonable supporting documentation of the allocation (e.g., Gross Production figures and schedules of dentists in Mixed Offices), of such Clinic Expenses in a manner consistent with terms of Section 3(c) below.

(c) Allocation of Expenses. All Clinic Expenses incurred with respect to Clinics that are not Mixed Offices shall be paid or reimbursed by PDG Parties in full pursuant to the terms of this Agreement. With respect to Clinic Expenses incurred in connection with any Mixed Offices:

(i) the Clinic Expenses associated with Team Members working solely with a PDG Doctor shall be allocated to PDG and the Clinic Expenses associated with Team Members working solely with a dentist other than a PDG Doctor (a “Northland Doctor”) will be allocated to PDHC;

(ii) any other Clinic Expenses that relate solely to a PDG Doctor shall be allocated solely to PDG; and

(iii) Clinic Expenses associated with other Team Members not exclusively working with a PDG Doctor or a Northland Doctor in any such Clinic, as well as any other unallocated expenses, including without limitation rent, other occupancy costs, and the cost of supplies, shall be allocated to PDG or Northland based upon each such dentist’s percentage of the total billings (net of discounts) (the “Gross Production”) at the Clinic at which such dentist practices, calculated as follows:

(A) Each dentist’s Gross Production for a calendar month shall be calculated, and that dentist’s Gross Production shall be divided by the total Gross Production of all dentists of the applicable Clinic to determine that dentist’s percentage of the total Gross Production of that Clinic for that month. Clinic Expenses for such month allocated pursuant to this Section 3(c)(iii) shall be in accordance with the above percentages.

(B) No later than the tenth day of the following month, the allocations of Clinic Expenses shall be reconciled with actual Gross Production and any over- or underpayment corrected. The actual Gross Production percentages for a month shall be used as the tentative percentages for the following month, subject to reconciliation and adjusted for the departure or arrival of any dentist in a Mixed Office (e.g. the January Gross Production percentages shall be used for the February Gross Production percentages).

(d) Payment for Resource Services. For the timely provision of the Resource Services, the PDG Parties shall pay to PDHC a fee in the aggregate amount of $19,000,000 (the “Resource Services Fee”). The Resource Services Fee shall be paid in 12 equal monthly installments of $1,583,333.33 each; provided, however, that at the time of the execution of this Agreement, PDG Parties have already paid and PDHC acknowledges receipt of $3,166.666.66, representing the payment for Resource Services for the months of January 2008 and February 2008. Subsequent monthly payments in the amount of $1,583,333.33 shall be payable commencing March 15, 2008 and on the fifteenth (15th) day of each month thereafter through and including December 15, 2008. The Resource Services Fee shall be paid by PDG Parties without demand by PDHC, and without setoff. The obligation of the PDG Parties to pay the Resource Service Fee shall be joint and several and payable notwithstanding the termination of any particular Resource Services by PDG as provided herein.

Section 4. Disputes. All disputes regarding the Parties’ rights and obligations under this Agreement shall be resolved pursuant to the provisions of Section 8.5 of the Definitive Agreement.

Section 5. Miscellaneous.

(a) Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and any of their respective successors or assigns, but neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assignable or transferable by any Party without the prior written consent of the other Parties hereto, which consent may be withheld or denied for any reason or no reason in the exercise of any such other Party’s sole discretion.

(b) Complete Agreement; Construction. This Agreement (including all exhibits and schedules attached hereto) and the Definitive Agreement (including all exhibits other than the Settlement Statement attached thereto as Exhibit A and schedules attached thereto and all closing documents delivered pursuant thereto) (collectively, the “Settlement Documents”), all of which are hereby incorporated by reference, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of the Settlement Documents; provided, however, that this Agreement and the Definitive Agreement shall be read together as a single agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principles of conflicts of laws thereof.

(d) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile transmission, registered or certified mail or by private courier in accordance with Section 9.1 of the Definitive Agreement.

(e) Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

(f) Waivers. The failure of any party hereto at any time to require strict performance by the other party hereto of any provision hereof shall not waive or diminish such party’s right to demand strict performance thereafter of that or any other provision hereof.

(g) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and does not confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

(h) Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i) Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(j) Relationship of Parties. The relationship of PDG Parties, on the one hand, and ADPI Parties, on the other hand, is and shall be that of independent contractors, and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership or joint venture relationship between them, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement.

(l) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by the each of the parties hereto and delivered to each of the ADPI Parties and the PDG Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PDG, P.A.

By:	/s/ John Gulon, DDS
Its:	President

DENTAL SPECIALISTS OF MINNESOTA, P.A.

By:	/s/ Alan Law, DDS PhD
Its:	President

PDHC, LTD.

By:	/s/ Gregory A. Serrao
Its:	Chairman

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Its:	Chairman

EXHIBIT A

RESOURCE SERVICES

Service	Initial Period	Full Transition Period
Group Practice Managers
Hygiene Mentors
Dental Assistant Mentors
Dental Assistant Mentors	✓
Continuing Care (including recall services)	✓	✓
Comdent software	✓	✓
Comdent hardware support	✓	✓
Comdent day-to-day support and service	✓	✓
Comdent reporting	✓	✓
Doctor recruiting
Team member recruiting	✓
Marketing
Financial Reporting	✓	✓
Accounting	✓	✓
Doctor Compensation	✓	✓
Training
Dr. Murn’s services
Quality assurance
Cash applications	✓	✓
Patient billing	✓	✓
Electronic submission of insurance claims	✓	✓
Collections management	✓	✓
HR support	✓	✓
Administrative support (Laura VonDeLinde)
Accounts payable	✓	✓
Payroll	✓	✓
Patient services
Management of fee schedules and insurance plan management*

A-1

Patient satisfaction survey management
Procurement of dental supplies, office supplies and dental equipment	✓	✓
PDHC voicemail system	✓	✓
PDHC e-mail system
Website maintenance and management
Courier services	✓	✓
Lease management

*	PDHC will load the PDG Parties’ fee schedules on the Comdent system.

A-2

EXHIBIT B

MIXED OFFICES

PDHC Offices	PDG Doctors Practicing in Such PDHC Office

Eagan	Dr. Skala

St. Louis Park	Dr. Rabinowitz Dr. Miller-Rinaldi

Maple Grove	Dr. Rosenthal Dr. Pearson

Ridges	Dr. Kohler Dr. Logan Dr. Schroeder Dr. Simic

PDG Office	Non-PDG Doctors Practicing in Such PDG Office

N/A	N/A

B-1